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                                                                   EXHIBIT 10.31

[LETTERHEAD]

February 8, 1999


Mr. J. Scott Barton
N24W30863 Fairway Court
Pewaukee, WI 53072

Dear Scott:

Based on your decision to terminate your employment with Aqua-Chem Inc. for "good reason," enclosed is the Release to be executed by you in accordance with
Section 6(f) of the Employment Agreement.

Since the enclosed Release contains, among another provisions, a general release and a waiver of your rights under the Age Discrimination in Employment Act, you have a period of at least 21 days to consider the Release before deciding whether or not to execute it. In fact, pursuant to Section 6(f) of the Employment Agreement, you have until March 21, 1999 (which is thirty (30) days after February 19, 1999, the agreed-upon effective date of termination) to consider the Release. We advise you to consult with an attorney prior to executing the Release.

In your letter of January 6, 1999, you requested that Aqua-Chem Inc. provide a release to you and continue to indemnify you under the Company's "Directors and Officers policies." As you know, your Employment Agreement does not include a requirement for Aqua-Chem to provide a release to you, and Aqua-Chem has decided not to provide a release in connection with your termination. However, this letter confirms your continuing right to indemnification pursuant to the provisions of Delaware law and Aqua-Chem's existing Directors and Officers liability insurance policies and that this coverage remains in force notwithstanding the signing of the Release.

With respect to other issues you raised regarding the proposed handling of your severance arrangement, we provide the following information:

1. SEVERANCE. We agree that you will continue to receive payment of your current monthly base salary (paid bi-weekly in accordance with the Company's normal payroll practices) for a period of 18 months following the agreed upon termination date of February 19, 1999, provided you execute the enclosed Release as indicated above and do not revoke it during the seven-day period following execution.

2. INCENTIVE COMPENSATION. We also agree that you are entitled to receive the average of your annual bonus paid in FY 1997 ($45,351) and 1998 ($62,571). The average annual bonus is $53,961. This incentive compensation will be paid in equal installments (in accordance with the Company's normal payroll practices) during the 18-month severance period. As with any severance pay, this benefit is conditioned upon your timely execution of the Release (and absence of a subsequent revocation).

3. EXECUTIVE FAIR TREATMENT PLAN. The Employment Agreement does not provide for payment of any amount under the Executive Fair Treatment Plan. However, subject to your execution of the Release, we have agreed to pay the amount of $11,022 to you. This amount will be paid to you in a lump sum in accordance with the Company's normal payroll practices.

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                                [AQUA-CHEM LOGO]




Mr. J. Scott Barton
February 8, 1999
Page 2



4.  LIFE INSURANCE.  The Company has paid to you the amount of the 1999 premiums ($5,971) for the $450,000 universal life policy, the $550,000 ten-year term policy, and the $450,000 accidental death and dismemberment policy, which you own. Subject to your execution of the Release, you will not be required to reimburse the Company for any portion of the 1999 premium amount. You are solely responsible for payment of any future premium amount.

5. VACATION. The Company has determined that you are entitled to receive payment for five (5) weeks of vacation. This will be paid to you in a lump sum in accordance with the Company's normal payroll practices.

6. HEALTH AND DENTAL. The Employment Agreement provides for continuation of health and dental insurance for a period of 18 months. If you elect COBRA coverage, the cost (in an amount equal to the amount paid by then current employees of the Company for such coverage) for the medical and dental insurance will be withheld from severance payments to be made to you.

7. OUTPLACEMENT. We will make arrangements with Thompson Consulting for outplacement services for a period of up to 12 months as specified in the Employment Agreement.

8. ATHLETIC CLUB. The Employment Agreement does not provide for payment of an athletic club membership. However, subject to your execution of the Release, we will agree to pay your monthly dues for your current membership in an amount not to exceed $160.81 per month through December 31, 1999 (we will add the bi-weekly equivalent of the current monthly reimbursement to your paychecks through December 31, 1999).

9. USE OF PC. We will agree to your use of your PC during the severance period, provided you off-load all Company files prior to your departure.

10. PERSONNEL FILE. Your personnel file will state that you resigned effective February 19, 1999, to pursue other interests and that your title at resignation was Senior Vice President and CFO.

As we have agreed, the effective date of your termination will be February 19, 1999. In order to receive the severance pay and benefits provided by the terms of your Employment Agreement, please execute the Release not later than thirty
(30) days after that date and return it to me. If you elect not to execute the Release, you will not receive the severance pay and benefits described in the Employment Agreement, but you will receive whatever pay and benefits (if any) you would otherwise be entitled to receive. All payments to be made hereunder are subject to applicable withholdings.
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                                [AQUA-CHEM LOGO]



Mr. J. Scott Barton
February 8, 1999
Page 3

If you agree that this letter accurately reflects the terms of our agreement, please indicate your acceptance of these terms by signing below.

Sincerely,

/s/ JEFFREY A. MILLER
--------------------------
Jeffrey A. Miller


Agreed and accepted this

11th day of February, 1999

/s/ J. SCOTT BARTON
--------------------------
    J. Scott Barton

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                                [AQUA-CHEM LOGO]

                                   Exhibit A

                                GENERAL RELEASE

J. Scott Barton, (the "Executive"), for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby release and forever discharge Aqua-Chem Inc. ("Aqua-Chem") and all of its past, present and future officers, directors, agents, employees, attorneys, shareholders, employee benefit plans, divisions, parent corporations, subsidiary corporation, affiliated corporations, successors and assigns (collectively the "Released Parties") from any and all actions, causes of action, claims, suits, debts, covenants, contracts, demands or liabilities of any kind or character whatsoever, whether known or unknown, which the Executive has had or now has against the Released Parties (or any of them) related to anything occurring prior to or on the present date.

Without limiting the generality of the foregoing, this release applies to any claims, causes of action, demands or liabilities the Executive may have had or now has:

1.   Under the pursuant to the Age Discrimination in Employment Act, as amended.

2. Under or pursuant to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Wisconsin Fair Employment Act; the Employee Retirement Income Security Act, as amended, or any other federal, state or local statute or regulation relating to employment.

3. For libel, slander, defamation, damage to reputation, intentional or negligent infliction of emotional distress, tortious interference with the employment or business relationship or other tortious conduct or for wrongful discharge or breach of contract whether express or implied.

4. Regarding any right which the Executive might have to current or future employment with Aqua-Chem, its divisions or affiliated companies, and the Executive affirms that he will not seek employment in the future with Aqua-Chem, its divisions or affiliated companies.

The Executive acknowledges that he has been advised in writing (1) to consult with an attorney prior to executing the General Release, and (2) that he had at least twenty-one (21) days to consider this General Release prior to executing it.

For a period of seven (7) days following the execution of this General Release, the Executive shall have the right to revoke this General Release, and this General Release shall not become effective or enforceable until seven (7) days following such execution.

IN WITNESS WHEREOF, the undersigned has executed this General Release this 11th day of February, 1999.



/s/ J. SCOTT BARTON
------------------------
    J. Scott Barton